Exhibit 10.1

Confidential Executive Separation Agreement

This Confidential Executive Separation and Release Agreement (“Agreement”) is entered into between Craig Davis (“Executive”) and Washington Mutual, Inc. (“Employer”) and is in consideration of the mutual undertakings set forth below.

Employer and Executive have mutually agreed to end Executive’s employment. In order to assist Executive in his transition to new employment and acknowledge past contributions, Employer has decided to offer Executive the benefits described below. To clearly set forth the terms and conditions of Executive’s departure, the parties agree as follows:

1.    The purpose of this Agreement is to set forth the mutual understanding of the parties. This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Executive, nor shall it be construed as an admission by Executive of any misconduct or impropriety.

2. Executive’s	employment with Employer is ended effective September 30, 2003 (“Separation Date”).

3.    Employer shall pay to Executive as severance pay a gross amount of $3,200,000.00 (3.2 million dollars), less all lawful and required deductions. Payment is to be made 8-days after Executive signs the Agreement, upon expiration of the revocation period referred to in paragraph 19 herein below. In addition Employer shall pay Executive, in January 2004, the full cash bonus for 2003 that Executive would have received had he remained employed through the end of 2003, less all lawful and required deductions.

4.    Employer shall also pay Executive a consulting payment of $1,500,000.00 (1.5 million dollars), less all lawful and required deductions, on October 1, 2005, on the following conditions: (i) that Executive refrain from working for or consulting in any way for Employer’s competitors Countrywide, Wells Fargo, and Bank of America or any of their corporate entities, affiliates or subsidiaries until that time, and (ii) refrain from soliciting any of Employer’s officers, employees, whether salaried or commissioned, agents or contractors for twenty four (24) months after the Separation Date.

5.    Employer shall provide Executive with medical and dental benefits and life insurance until May 31, 2006, at a level of coverage and at the same level of company contribution as if Executive had remained an active employee, and after that date, Executive may elect to continue these benefits at his own expense under COBRA.

6.    As approved by the Human Resources Committee of the Washington Mutual, Inc. Board of Directors at its meeting on September 22, 2003, and with the consent of Executive as indicated by his execution of this Agreement, all of Executive’s unvested stock options will vest effective October 1, 2003, and all vested options will then remain exercisable by Executive until the earlier of May 31, 2006, or the expiration of their ten-year term. If Executive dies prior to the exercise of such options and prior to their expiration, the right to exercise all vested options through May 31, 2006, will pass to his estate.

7.    As approved by the Human Resources Committee of the Washington Mutual, Inc. Board of Directors at its meeting on September 22, 2003, and with the consent of Executive as indicated by his execution of this Agreement, the restrictions on any performance shares awarded to Executive before the Separation Date will lapse as if Executive were employed through May 31, 2006.

8.    At the time that Executive would first receive distributions under the terms of the Supplemental Executive Retirement Accumulation Plan (“SERAP”) and the Supplemental Employee’s Retirement Plan (“SERP”), Employer shall pay to Executive the equivalent of the benefits that would have accrued under those plans had Executive earned the $3.2 million set forth above in 2003.

9.    In exchange for the benefits contained in this Agreement, Executive releases and discharges Employer, all subsidiary, parent, and affiliated entities, and any Employer-sponsored benefit plans in which Executive participates, and all of their respective owners, officers, directors, trustees, shareholders, employees, agents, attorneys, and insurers from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the date Executive signs this Agreement arising out of or in any way related to Executive’s employment with Employer. This release includes but is not limited to any claims under any federal, state, or local laws prohibiting discrimination in employment, including Title VII, the Age Discrimination in Employment Act, and the Americans with Disabilities Act; based upon any employment agreement, severance plan, compensation plan, or change in control agreement; based upon any alleged legal restriction on Employer’s right to terminate its employees; or based upon ERISA. This Agreement shall not affect Executive’s entitlement to receive any 401(k), stock option, or pension benefits that have vested as of the Separation Date, or as otherwise provided in paragraph 7 of this Agreement.

10.    Executive agrees that, as a result of his employment by Employer, he has been exposed to confidential information that is not generally known to the public, all of which information is owned by Employer. This includes information developed by Executive, alone or with others, or entrusted to Employer by customers or others. Employer’s confidential information includes, without limitation, information relating to its finances, business and strategic plans, unannounced acquisition and/or investment prospects, products, trade secrets, know-how, procedures, purchasing, business and vendor relationships, accounting, marketing, sales, customers and employees. Executive agrees that, during his remaining employment by Employer and for all time thereafter, as long as such information is not made public by Employer, Executive shall hold such information in strict confidence and not disclose or use it except as specifically authorized in writing by Employer and for Employer’s benefit.

11.    Executive recognizes that Employer’s workforce and contracting relationships are a vital part of its business. Therefore, Executive agrees that for twenty four (24) months after the Separation Date, Executive will not directly or indirectly be involved in (a) soliciting any employee, whether salaried or commissioned, agent or contractor to leave his or her employment or contract relationship with Employer, or (b) hiring any employee, whether salaried or commissioned, agent or contractor who, at the time of hiring or during the three month period before the hiring, was such an employee, agent or contractor of Employer. This includes that Executive will not (a) disclose to any third party the names, backgrounds or qualifications of any of Employer’s said employees, agents or contractors, or otherwise identify them as potential candidates for employment, or (b) personally or through any other person approach, recruit, interview or otherwise solicit such employees, agents or contractors of Employer to work for any other employer or to reduce their relationship with Employer. This provision does not prohibit Executive from responding to reference inquiries requested on behalf of employees.

12.    Executive agrees to fully and reasonably cooperate with Employer with respect to business issues, claims, administrative charges, governmental investigations and litigation related to Employer or its business interests. This would include, but not be limited to, responding to questions, providing information, attending meetings, depositions, administrative proceedings, and court hearings, and assisting Employer, its counsel and any of its expert witnesses. Executive agrees not to communicate with any adverse party, any such party’s legal counsel, or others adverse to Employer with respect to any pending or threatened claim, charges, or litigation except through legal counsel designated by Employer. Should Executive receive notice of a subpoena or other attempt to communicate with or obtain information from Executive in any way relating to Employer or its business interests, Executive agrees to notify counsel for Employer, to provide a copy of any such subpoena or request within two (2) calendar days of receipt of such notice, and not to provide any such information except through counsel designated by Employer unless compelled to do so by court order and after Employer has had an opportunity to raise and resolve any objections. Employer will reimburse Executive for reasonable costs associated with his cooperation. Notwithstanding the release of claims in Section 9 of this Agreement, from and after September 30, 2003, the Employer shall continue to indemnify and hold harmless the Executive in accordance with and to the fullest extent permitted by the Employer’s articles of incorporation and bylaws, as well as applicable law and regulations, subject to any limitations provided therein, all as in effect on the date hereof; and Employer represents and warrants that the D&O insurance policies in effect on September 30, 2003, will continue to cover Executive for acts and omissions occurring through September 30, 2003, as provided under the terms of said policies.

13.    Because Employer does not offer such benefits to all departing employees, it is important to Employer that this Agreement remain confidential. Executive agrees not to disclose the fact or terms of this Agreement to anyone, or to tell anyone that he received any special consideration from Employer. Executive may disclose the terms of this Agreement only to his spouse, his attorney, and his accountant or similar advisor, on the condition that Executive shall direct each such person, and they agree, to maintain the confidentiality of this Agreement.

14.    Executive agrees that, as a condition of and before receiving the severance pay and other benefits described in this Agreement, he will return to Employer all of Employer’s property, including all physical property (laptop computers, cellular phones, personal digital assistants, computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form.

15.    Executive represents that he has not filed any claim against Employer or any of the individuals or entities released in paragraph 9, and that he will not do so at any time in the future concerning any of the claims released in this Agreement. Executive shall not be prohibited from taking steps to enforce the terms of this Agreement, the enforcement of which is governed by paragraph 22.

16.    Executive agrees and covenants that he will not directly or indirectly, publicly or privately disparage Employer or any of its subsidiaries, affiliates, employees, officers, directors, business partners, methods, services, or products. Employer agrees to direct its Executive Committee and its designated communications spokespersons to make no written or verbal statements concerning the Executive’s separation or performance knowing that such statements are factually inaccurate and could reasonably be interpreted as disparaging the Executive, and the Executive Committee and its designated communications spokespersons shall comply with this directive.

17.    Executive and Employer shall cooperate to coordinate appropriate internal and external communications concerning Executive’s separation and to designate individuals to whom reference requests shall be directed. Employer shall have final approval on all communications.

18.    Executive understands and acknowledges the significance and consequences of this Agreement and agrees that he enters this Agreement voluntarily, and that he is not signing as a result of any coercion. Executive has been encouraged to seek the advice of an attorney and, to the extent desired, has availed himself of that opportunity. Executive acknowledges that he has been given at least twenty-one (21) days after receipt of this Agreement during which to consider it.

19.    Executive understands and acknowledges that he has seven (7) days after signing this Agreement in which to revoke it. This Agreement will become effective after that period has expired.

20.    This Agreement is binding on and shall inure to the benefit of the parties and to those individuals and entities released in paragraph 9, as well as to all of their heirs, successors, and assigns.

21.    If any of the provisions of the Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the fullest extent permitted by law.

22.    In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment by Employer or the termination of such employment, the dispute shall be resolved by arbitration within King County, Washington, and the parties waive their right to trial by jury; Executive and Employer will submit the dispute to a mutually acceptable arbitration service, or, if they cannot agree to an arbitration service, the dispute will be submitted to the American Arbitration Association. The procedural rules of the selected arbitration service shall apply, provided that during the time the arbitration proceedings are ongoing, Employer will advance any required administrative and/or arbitration fees. Executive requests and Employer agrees that each party will pay its own attorneys’ fees, costs and disbursements. Judgment upon any arbitration award may be entered and enforced by any state or federal court having jurisdiction. Notwithstanding the above arbitration provisions, the parties to this Agreement agree that irreparable damage will occur in the event that the provisions of this Agreement concerning confidential information as set forth in paragraph 10 hereof and non solicitation as set forth in paragraph 11 hereof are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Employer shall be entitled to specific enforcement of those terms and provisions of this Agreement and to injunctive and other equitable relief in any court of the United States or of any state thereof having jurisdiction in addition to any other remedy to which Employer is entitled at law or in equity, and in this event, the governing law will be the law of the State of Washington.

23.    This Agreement represents and contains the entire understanding between the parties in connection with its subject matter, and supercedes any prior written or oral agreements or understandings. No modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by Executive and the Chief Executive Officer of Employer. Executive acknowledges that in signing this Agreement he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

24.    Attached as Exhibit A is the certification made by Executive, dated August 7, 2003 to Kerry Killinger and Thomas Casey, on which they relied in connection with their certification to the Securities and Exchange Commission contained in the Company’s Form 10-Q for the quarter ended June 30, 2003. Executive is not today aware of any facts existing then and not subsequently disclosed to the Corporate Disclosure Committee the inclusion or omission of which would have caused any portion of such certification to be false as of the date of such certification.

Washington Mutual, Inc.	Executive

By

Its
(Print Name)

Date	Date